December 2015
Pricing Sheet dated December 30, 2015 relating to Preliminary Terms No. 703 dated December 3, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in Equities, Commodities and Bonds

Market-Linked Notes due July 6, 2021

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

PRICING TERMS – DECEMBER 30, 2015
Issuer:		Morgan Stanley
Issue price:		$10 per note (see “Commissions and issue price” below)
Stated principal amount:		$10 per note
Aggregate principal amount:		$5,316,550
Pricing date:		December 30, 2015
Original issue date:		January 5, 2016 (3 business days after the pricing date)
Maturity date:		July 6, 2021
Interest:		None
Underlying index:		Morgan Stanley ETF-MAP 2 Index
Payment at maturity:

The payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any.

The payment at maturity will not be less than $10 per note regardless of the performance of the underlying index.

Supplemental redemption amount:		(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:		160%
Maximum payment at maturity:		None
Index percent change:		(final index value – initial index value) / initial index value
Initial index value:		987.69, which is the index closing value on the pricing date
Final index value:		The index closing value on the determination date
Determination date:		June 30, 2021, subject to postponement for non-index business days and certain market disruption events
CUSIP:		61765U407
ISIN:		US61765U4076
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.263 per note. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer(3)
Per note	$10	$0.30(1)	$9.65
$0.05(2)
Total	$5,316,550	$186,079.25	$5,130,470.75
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each note they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 703 dated December 3, 2015

Product Supplement for Equity-Linked Notes dated November 19, 2014                   Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.